Exhibit 10.1

Transition Employment Agreement between the Company and Michael G. Sanchez dated May 21, 2003

Exhibit 10.1

STATE OF FLORIDA         )
                                                )                                 TRANSITION EMPLOYMENT
COUNTY OF NASSAU      )                                               AGREEMENT

        This Transition Employment Agreement (the “Agreement”) is entered into this 21st day of May, 2003, by and among First Capital Bank Holding Corporation, a Florida corporation (the “Company”), First National Bank of Nassau County, a national bank organized under the laws of the United States (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Michael G. Sanchez (the “Executive”).

W I T N E S S E T H

        WHEREAS, the Bank is a national bank organized under the laws of the United States and operating in Nassau County, Florida; and

        WHEREAS, Executive is the President and Chief Executive Officer of the Bank and the Company; and

        WHEREAS, Executive and the Bank entered into an Amended and Restated Employment Agreement dated September 1, 1998; and

        WHEREAS, the term of Executive’s employment with Employer under the Employment Agreement ends on August 15, 2003, and the parties desire to enter into this Agreement to set forth the intentions of the parties regarding the transitioning of Executive’s resignation from all positions he holds with the Bank and the Company and the termination of his employment; and

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer hereby agree as follows:

1.     Continuation of Executive’s Employment. Executive agrees to continue as the President and Chief Executive Officer of Employer for a period up to 180 days from the date of this Agreement, as determined by the Board of Directors of Employer based on the needs of the Board of Directors and at the sole discretion of the Board of Directors, provided however, that such employment shall not extend beyond 180 days from the date of this Agreement. If the Board of Directors determines that Executive’s employment shall terminate prior to 180 days from the date of this Agreement, Employer shall provide to Executive two weeks notice of its intent to terminate Executive. Executive acknowledges and agrees that he has a good faith intention to remain with Employer so long as Employer is in need of his services and up to 180 days. In the event Executive desires to terminate his employment prior to the Board of Directors’ termination of his employment, Executive shall give two weeks notice of his intent to terminate his employment.

Upon the termination of Executive’s employment with Employer (the “Termination Date”), Executive shall resign from any and all positions he holds with the Bank and the Company, including his position as a member of the Board of Directors of Employer; provided, however, in the event the Termination Date is prior to July 27, 2003, Executive may, in his discretion, remain on the Board of Directors until July 27, 2003, at which time he shall resign his position on the Board. The parties have agreed upon a resignation letter setting forth Executive’s resignation from the Board of Directors, which will be signed by Executive. Employer will compensate Executive pursuant to the terms of the Employment Agreement through the Termination Date.

2.	Severance Payment. Commencing on the Termination Date, Employer shall pay to Executive a severance as follows:

(a)	Standard Severance. The sum equal to 12 months of wages, minus applicable withholdings, with such payment to commence not later than thirty (30) days following the Termination Date and to continue on a monthly basis until paid in full.

(b)	Bonus Severance. In the event Executive continues his employment with Employer until such time (up to 180 days from the date hereof) as the Board of Directors determines, in its sole discretion, that Executive’s services are no longer needed pursuant to Section 1 above, and provided that Executive does not terminate his employment or breach this Agreement prior to that date, Employer shall pay to Executive an additional sum equal to 12 months of wages, minus applicable withholdings (the “Bonus Severance”). In the event Executive is entitled to the Bonus Severance, it shall be paid in a lump payment on January 15, 2004.

In the event Executive fails to comply with the provisions of this Agreement or otherwise breaches this Agreement, Employer shall have no obligation to pay Executive the severance payments set forth above. The language of this paragraph shall not constitute a liquidated damages provision and in no way limits or prevents Executive or Employer from seeking monetary and other relief, whether at law or equity, available to it as a result of a breach of this Agreement. Except as set forth in this Agreement, Executive acknowledges and agrees that no further sums or payments are due to him from either the Company or the Bank, and he makes no claim to any further sums under the Employment Agreement or otherwise.

3.	Accrued Incentive Compensation Bonus. Employer shall pay to Executive any accrued incentive compensation bonus that is due and payable to Executive, as described in the Employment Agreement, after the Termination Date, within thirty (30) days following the filing of the 10Q.

4.	Health Insurance. Employer shall provide to Executive health insurance coverage, in the same amounts and limited to the same premiums that Employer is paying for Executive’s health insurance as of the date of this Agreement, for a period equal to the lesser of (a) one year beginning on the Termination Date or (b) from the Termination Date until such date that the Executive obtains employment that offers health insurance to its employees.

5.	Life Insurance. For a period of one year from the Termination Date, Employer shall pay for the premiums necessary to maintain the life insurance policy identified as policy number ________.

6.	Company Car. Upon the Termination Date, Executive shall receive the automobile which Executive has been using as an employee of Employer, free and clear of any liens.

7.	Stock Warrants. The parties acknowledge that the stock warrants held by Executive are 80% vested as of the date of this Agreement, with the remaining 20% vesting on July 26, 2003 (the “Vesting Date”), provided that, as contemplated by the FDIC policy statement on organizer warrants, Executive remains a director of Employer as of the Vesting Date. The parties agree that Executive may remain on the Board of Directors through July 27, 2003, regardless of whether Executive’s employment with Employer is terminated prior to that date.

8.	Stock Options. Executive shall have a period of three years following the Termination Date in which to exercise the stock options granted to Executive pursuant to the Stock Option Agreement dated October 27, 1999 (the “Stock Option Agreement”). In return for such extension of the stock option period, Executive agrees to be bound by the restrictive covenants contained in Section 12 and 13 hereof. The Employer has previously granted to Executive stock options for an aggregate of 30,000 shares of common stock, of which 24,000 shares have vested prior to the date hereof. The Employer agrees that, notwithstanding a provision to the contrary in the Stock Option Agreement, the options for all 30,000 shares shall be vested upon the Termination Date and shall remain exercisable for a period of three years from the Termination Date, subject to the other terms specified in such agreement. Executive acknowledges that, because of these changes to the terms of his Stock Option Agreement, his options will not qualify as Incentive Stock Options under the Internal Revenue Code. The parties agree that this section amends the Stock Option Agreement to reflect the changes described herein.

9.	Reference for Executive. At Executive’s request, Employer shall provide a letter of reference for Executive. This obligation on the part of Employer shall be in effect from the date of this Agreement until 6 months following the Termination Date.

10.	Mutual Release.

(a)	By Executive: As a material inducement to Employer to make the promises described herein, Executive, for himself, his spouse, heirs, representatives, and assigns, does hereby release and forever discharge Employer and all respective officers, directors, shareholders, owners, agents employees and affiliated companies from any actions, suits, proceedings, claims, grievances, charges of discrimination or other claims filed with administrative agencies, causes of action or actions for reinstatement or damages, debts, dues, sums of money, accounts, benefits, reckonings, covenants, contracts, agreements, promises, damages, claims for damages, costs and expenses, attorneys’ fees, and any and all claims, demands, or liabilities whatsoever of every name and nature, whether known or unknown, accrued or unaccrued, now existing or which may develop in the future, in law, equity, or otherwise, which Executive ever had, now has, or hereafter can, shall or may have against Employer, their respective officers, directors, shareholders, owners, agents employees or affiliated companies, individually, severally, jointly, collectively, derivatively or otherwise, for, upon or by reason of any matter, cause or thing whatsoever, including but not limited to, any and all charges arising out of: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973; the Employee Retirement Income Security Act of 1974, as amended; the Americans With Disabilities Act, as amended, 42 U.S.C. §§ 12101, et seq.; 42 U.S.C. §§ 1981, 1985, 1986, and 1988; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Consolidated Omnibus Reconciliation Act of 1985; the Constitution, statutes, regulations or executive orders of the United States and/or the State of Florida; the common law, including but not limited to contractual claims and both intentional and unintentional tort claims; and any claim or action, whether known or unknown, accrued or unaccrued, now existing or which may develop in the future, which Executive ever had, now has, or hereafter can, shall or may have against the Released Parties, their respective officers, directors, shareholders, owners, agents employees or affiliated companies, individually, severally, jointly, collectively, derivatively or otherwise, arising out of, as a consequence of, for or by reason of, resulting from, or relating in any way to the relationship and severing of this relationship between Executive and Employer; including, but not limited to, any claims arising out of the Employment Agreement; provided, however, that this Agreement shall not in any way affect the right of Executive to seek specific enforcement of this Agreement or to sue for a breach thereof.

(b)	By Employer. The Employer does hereby release and forever discharge Executive, his spouse, his heirs, personal representatives, and assigns, from any and all claims, actions, and causes of action, which Employer ever had, now has or may have had against Executive, for, upon or in any manner arising from or in connection with Executive’s employment by Employer, except (i) any debts or obligations that Executive owes or has to Employer as of the date of this Agreement; (ii) any claim or debt, unknown to Employer’s officers and directors as of the date of this Agreement, resulting from any illegal or fraudulent conduct by Executive during his employment with Employer that adversely affects the Company or the Bank, or (iii) any claim arising out of Executive’s breach of any covenant contained in Section 12 of the Employment Agreement or Section 13 of this Agreement; such covenants shall survive the termination of Executive’s employment and the Employment Agreement. Nothing herein shall in any way affect the right of the Executive to seek specific enforcement of this Agreement or to sue for a breach thereof.

11.	Return of Executive Property. Executive represents and warrants that, upon the Termination Date, he shall deliver any and all documents, materials or other objects or things (and any copies or duplicates of such things) in his possession, custody or control which relate to the operations or business of the Company or the Bank, regardless of whether or not the documents or materials or other things were prepared by Executive.

12.	Covenants in Employment Agreement. Executive reaffirms and agrees to abide by the covenants contained in Section 12 of the Employment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, as amended by this Section, and acknowledges and agrees that (a) there was valid consideration for such covenants at the time given and separate and independent consideration exists at this time for such covenants and for the amendment of such covenants as set forth herein, in the form of the promises made herein; (b) such covenants are reasonable in scope and necessary for the legitimate interests of Employer; (c) Executive has not breached any covenant or portion thereof contained in Section 12 of the Employment Agreement that is applicable during Executive’s employment.

The parties agree that Section 12 of the Employment Agreement is hereby amended to extend the time period of the covenant not to compete to a period of two (2) years from the Termination Date, rather than 12 months, as set forth in the Employment Agreement. Except as set forth herein, the covenant not to compete is unchanged and remains in full force and effect. Executive agrees that valid consideration has been given for the extension of the time period of the covenant not to compete in the form of the vesting of his remaining options and an extension of the time period in which he can exercise his stock options, such time period being extended from 30 days to three years from the Termination Date.

13.	Additional Covenants. In consideration of the promises and terms and conditions set forth in this Agreement, Executive covenants and agrees as follows:

(a)	During Executive’s employment and at all times thereafter, Executive shall not use any Trade Secrets of Employer, except as an employee of Employer with the consent of Employer. Executive further covenants and agrees that during Executive’s employment and at all times thereafter, Executive shall not use or disclose any Trade Secrets of Employer to any firm, company, corporation, association or other entity, for any reason or purpose whatsoever, except as an employee of Employer with the consent of Employer.

The term “Trade Secret(s)", as used herein, shall be defined as set forth in the “Florida Uniform Trade Secrets Act” (Fla. Stat. Ann. § 688.001 et. seq.) which currently defines Trade Secrets as information, including, a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)	Executive shall not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any person or entity who was a customer of the Bank during the last 12 months of Executive’s employment with Employer.

Executive recognizes and acknowledges that Employer’s customers and the specific needs of such customers are essential to the success of Employer’s Business and its continued good will and that information regarding its customers is a property interest of Employer, having been developed by Employer at great effort and expense.

(c)	Executive covenants and agrees that, upon the Termination Date and for a period of one year thereafter, Executive shall not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any person who was an employee of the Bank as of the Termination Date or any time between the date of this Agreement and the termination date.

14.	Remedies for Breach. Executive recognizes and agrees that a breach by Executive of any covenant contained in this Agreement, including specifically Section 12 of the Employment Agreement, as amended, would cause immeasurable and irreparable harm to Employer. In the event of a breach or threatened breach of any such covenant, Employer shall be entitled to temporary and permanent injunctive relief, restraining Executive from violating or threatening to violate any covenant contained herein. The parties agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

15.	No Breach by Employer. Executive represents and warrants that as of the date of this Agreement there has been no breach of the Employment Agreement by Employer and the terms of this Agreement do not result in a breach by Employer.

16.	Binding Agreement. This Agreement shall bind and inure to the benefit of the Bank and the Company, their respective successors and assigns, and Executive and his or her heirs and legal representatives. Executive’s rights and obligations under this Agreement are personal and not assignable. This Agreement may be assigned by Employer upon written notice to Executive at his last known address as reflected in Employer’s records.

17.	No Waiver. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any breach of any other provision. No delay with regard to enforcement of any breach of any provision of this Agreement shall be construed to be a waiver of such breach.

18.	Covenants are Necessary. The parties agree that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraint on Executive in light of the activities and business of Employer on the date of the execution of this Agreement.

19.	Modifications. Any revisions or modifications of this Agreement must be in writing and must be signed by both parties hereto to be effective.

20.	Entire Agreement. This Agreement (which includes Section 12 of the Employment Agreement) represents the entire agreement between the parties, and there are no other agreements, express or implied, between them. The Employment Agreement is amended by this Agreement, and the severance and termination provisions of the Employment Agreement are superseded by this Agreement. Any prior agreements, written or oral, are superseded by this Agreement, provided, however, that the Stock Option Agreement between Executive and the Company and the Stock Purchase Warrant to Purchase Shares of Common Stock dated May 26, 1999, both remain in full force and effect as amended by this Agreement.

21.	Severability and Substitution of Valid Provisions. The parties agree that the covenants contained herein are to be construed as agreements independent of each other. Should any provision of this Agreement be determined to be invalid by a court or government agency of competent jurisdiction, the remainder shall remain in full force and effect. Further, to the extent that any provision of this Agreement is deemed unenforceable, the parties agree that the covenant or provision shall be enforced to the fullest extent possible under the laws and public policies of the State of Florida.

22.	Confidentiality. Any and all materials concerning this Agreement will be regarded as privileged communication between the parties and they will not disseminate or release such matters by publication of any sort, in any manner or means, to any person or persons. The content of this Agreement and Release will not be disclosed other than to the parties, their family members, accountants or attorneys on a need to know basis.

23.	Opportunity to Review. Executive has been provided an opportunity to review this document and discuss it with his chosen counsel before signing it. Executive represents that he is freely and voluntarily signing this Agreement in exchange for the benefits provided herein. Executive represents and warrants that he has been given a period of at least 21 days to consider the Agreement; that he has read the Agreement in its entirety and understands the meaning and effect of each of its paragraphs, that he is signing this Agreement of his own free will with the intent of being bound by it.

24.	Right to Revoke Agreement. Executive may revoke this Agreement at any time within a period of seven days of the execution of this Agreement by providing Employer with written notice of such revocation. Upon revocation, Executive shall return to Employer any payments that have been made to Executive hereunder. If written notice of revocation is not given to Employer by the end of the seventh day following the execution of this Agreement, there shall be no further right of revocation.

25.	Applicable Law and Choice of Forum. This Agreement shall be interpreted in accordance with the laws of the State of Florida. Further, both parties agree that any action brought to enforce this Agreement must be brought within a court of competent jurisdiction located within Nassau County, Florida.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witnesses:                                                                                  First National Bank of Nassau

        x/ Witness                                                                           By:  /s/ Suellen Rodeffer Garner

        x/ Witness                                                                           Its:   Chairman

Witnesses:                                                                                  First Capital Bank Holding Corporation

        x/ Witness                                                                           By:  /s/ Suellen Rodeffer Garner

        x/ Witness                                                                           Its:   Chairman

Witnesses:                                                                                  Executive:

        x/ Witness                                                                           By:  /s/ Michael G. Sanchez                                                                                                                                                                                        Michael G. Sanchez
        x/ Witness